UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 14, 2011
Illumina, Inc.
(Exact name of registrant as specified in its charter)
000-30361
(Commission File Number)

Delaware (State or other jurisdiction of incorporation)	33-0804655 (I.R.S. Employer Identification No.)
9885 Towne Centre Drive, San Diego, CA 92121
(Address of principal executive offices) (Zip code)
(858) 202-4500
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On March 18, 2011, Illumina, Inc. (the “Company”) entered into an indenture, dated as of March 18, 2011 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), relating to the issuance of $800 million aggregate principal amount of 0.25% Convertible Senior Notes due 2016 (the “Notes”) in an offering conducted in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Company has granted to the initial purchasers of the Notes an option to purchase from the Company, within 30 days, up to an additional $120 million aggregate principal amount of Notes at the offering price less the initial purchasers’ discount. The net proceeds from the offering, after deducting the initial purchasers’ discount and the estimated offering expenses payable by the Company, were approximately $785.5 million. The net proceeds will be approximately $903.4 million if the initial purchasers’ exercise their option to purchase additional Notes in full.
The Notes will be convertible into cash, shares of our Common Stock or a combination of cash and shares of our Common Stock, at our election, based on an initial conversion rate, subject to adjustment, of 11.9687 shares per $1,000 principal amount of Notes (which represents an initial conversion price of approximately $83.55 per share), only in the following circumstances and to the following extent: (1) during the five business-day period after any 10 consecutive trading day period (the “measurement period”) in which the trading price per Note for each day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such day; (2) during any calendar quarter (and only during that quarter) after the calendar quarter ending March 31, 2011, if the last reported sale price of our common stock for 20 or more trading days in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter; (3) upon the occurrence of specified events described in the Indenture; and (4) at any time on or after December 15, 2015 through the second scheduled trading day immediately preceding the maturity date.
The Company will pay 0.25% interest per annum on the principal amount of the Notes, payable semiannually in arrears in cash on March 15 and September 15 of each year, beginning September 15, 2011. The Notes mature on March 15, 2016.
If a designated event, as defined in the Indenture, occurs prior to the maturity date, subject to certain limitations, holders of the Notes may require the Company to repurchase all or a portion of their Notes for cash at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date.
The Notes will be senior unsecured obligations and will rank equally with all of the Company’s existing and future senior debt and senior to any of the Company’s subordinated debt. The Notes will be structurally subordinated to all existing or future liabilities of our subsidiaries and will be effectively subordinated to our existing or future secured indebtedness to the extent of the value of the collateral.
In addition, the Company used approximately $314.3 million of the net proceeds to purchase 4,890,500 shares of its common stock in privately negotiated transactions concurrently with the offering.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information required by Item 2.03 is contained in Item 1.01 and Item 8.01 and is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.
On March 14, 2011, the Company agreed to sell to the initial purchasers $800 million principal amount of the Notes in connection with an offering conducted in accordance with Rule 144A under the Securities Act. The net proceeds from the offering, after deducting the initial purchasers’ discount and the estimated offering expenses payable by the Company, were approximately $785.5 million. The net proceeds will be approximately $903.4 million if the initial purchasers’ exercise their over-allotment option in full.
The Company offered and sold the Notes to the initial purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The initial purchasers then sold the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act.
The Notes and the underlying Common Stock issuable upon conversion of the Notes have not been, and will not be, registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitution an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.
Additional information pertaining to the Notes is contained in Item 1.01 and is incorporated herein by reference.

Item 8.01.	Other Events.
On March 14, 2011, the Company issued the press release filed herewith as Exhibit 99.1 and incorporated by reference herein.
On March 15, 2011, the Company issued the press release filed herewith as Exhibit 99.2 and incorporated by reference herein.
On March 18, 2011, the Company issued the press release filed herewith as Exhibit 99.3 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Document Description
99.1	Press release dated March 14, 2011.
99.2	Press release dated March 15, 2011.
99.3	Press release dated March 18, 2011.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Illumina, Inc.
Date: March 18, 2011	/s/ Christian O. Henry
Christian O. Henry
Senior Vice President, Chief Financial Officer & General Manager, Life Sciences